Exhibit 99.1

ICT GROUP MEDIA CONTACT:	ICT GROUP INVESTOR CONTACT:
BERNS COMMUNICATIONS GROUP, LLC	MBS VALUE PARTNERS, LLC
Michael McMullan	Betsy Brod/Lynn Morgen
212-994-4660	212-750-5800

ICT GROUP REPORTS FOURTH QUARTER AND FULL YEAR 2008 RESULTS

~ Core Business Revenue up in Fourth Quarter on 14% Increase in Core Production Volume ~

NEWTOWN, PA, FEBRUARY 25, 2009 – ICT GROUP, INC. (NASDAQ:ICTG) today reported results for the fourth quarter and year ended December 31, 2008.

Fourth Quarter 2008 Results

Total revenue for the fourth quarter was $101.6 million compared to $112.5 million in last year’s fourth quarter and $108.3 million in the 2008 third quarter. Core business revenue, comprised primarily of North American customer care, BPO, technology and international operations, was $92.0 million, up 1% from the comparable year-ago period but down 2% sequentially. Year-over-year and sequential revenue growth was impacted by the significant strengthening of the U.S. dollar in the fourth quarter of 2008, which resulted in lower revenue measured in U.S. dollars from the international markets that ICT GROUP serves. On a constant currency basis (using the same foreign exchange rates in both periods), fourth quarter core business revenue was up 9% year-over-year and 3% sequentially. Core business production volume was 4.5 million hours in the 2008 fourth quarter, up 15% from the comparable period last year and up 3% sequentially. The non-core production volume of non-core business (which consists of U.S. and Canada financial telesales and market research services) was 571,000 hours, down 54% year-over-year and 29% sequentially.

The Company incurred a net loss of $21.4 million, or $1.34 per diluted share in the fourth quarter of 2008, which included restructuring charges of $6.4 million, non-cash asset impairment charges of $14.5 million, and other charges of $1.6 million. Excluding these charges, ICT GROUP would have reported net income of $981,000, or $0.06 per diluted share. In last year’s fourth quarter, the Company reported a net loss of $3.0 million, or $0.19 per diluted share, which included pre-tax restructuring and other charges aggregating $3.2 million. Excluding these charges, ICT GROUP would have reported net income of $388,000, or $0.02 per diluted share for the 2007 fourth quarter.

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ICT GROUP REPORTS FOURTH QUARTER AND FULL YEAR 2008 RESULTS (CONT.)

Commenting on fourth quarter performance, John J. Brennan, Chairman and Chief Executive Officer of ICT GROUP said, “Core business revenues reflect the realignment of our services, which we implemented in the 2008 fourth quarter in order to focus our resources on building the more predictable parts of our business. This involved ceasing our market research service offerings, limiting our North American financial telesales business to accommodate demand from large strategic clients and extending our right-shore service delivery strategy to our international markets. Core business revenues accounted for 90% of total revenue in the 2008 fourth quarter compared to 81% in the comparable period in 2007.”

“Concurrently, we have moved forward with a series of major expense reduction initiatives that have significantly reduced ICT GROUP’s cost structure. We have generated approximately $15 million in annualized cost savings companywide, and we expect to see most of a full quarterly benefit from these savings in the 2009 second quarter.”

“Successful cost restructuring combined with companywide focus on our core services business resulted in significant sequential and year-over-year improvements in operating margin, exclusive of charges. Worldwide capacity utilization reached 79% in the fourth quarter, up from 77% year-over-year and 76% in the 2008 third quarter,” Mr. Brennan noted.

Free cash flow for the fourth quarter was $6.3 million. At December 31, 2008, cash and cash equivalents, net of debt, were $31.3 million, up from $26.7 million at the end of the 2008 third quarter.

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ICT GROUP REPORTS FOURTH QUARTER AND FULL YEAR 2008 RESULTS (CONT.)

The table below shows total revenue and core business revenue for the key vertical markets served by ICT GROUP. The strengthening of the U.S. dollar in 2008 significantly reduced both total revenue and core business revenue in the second half of 2008.

	Total Revenue (millions $)					Core Business Revenue (millions $)
	4Q08	3Q08	2Q08	1Q08	FY08	4Q08	3Q08	2Q08	1Q08	FY08
Financial	48.9	53.8	54.3	51.4	208.4	40.4	41.0	39.7	34.1	155.2
Telco/Tech	32.0	34.0	33.7	33.8	133.5	31.6	33.6	33.0	33.1	131.3
Health Care	11.3	11.1	12.3	13.9	48.6	11.3	11.1	12.2	13.8	48.4
Other	9.4	9.4	9.3	9.6	37.7	8.7	8.3	8.8	8.9	34.7

Total	101.6	108.3	109.6	108.7	428.2	92.0	94.0	93.7	89.9	369.6

	4Q07	3Q07	2Q07	1Q07	FY07	4Q07	3Q07	2Q07	1Q07	FY07
Financial	51.7	56.7	54.9	56.8	220.1	32.4	36.0	33.1	34.2	135.7
Telco/Tech	35.7	32.5	32.1	31.9	132.2	35.1	32.0	31.4	31.2	129.7
Health Care	15.1	13.3	14.6	17.1	60.1	15.0	13.4	14.6	17.1	60.1
Other	10.0	11.4	10.4	9.4	41.2	8.8	10.1	9.0	8.1	36.0

Total	112.5	113.9	112.0	115.2	453.6	91.3	91.5	88.1	90.6	361.5

•

Core financial services sector revenue totaled $40.4 million in the fourth quarter of 2008, up 25% from $32.4 million in the 2007 fourth quarter and up 32% on a year-over-year basis when measured on a constant currency basis. This growth was driven by rapid expansion of our customer care, collections and BPO services business with financial services clients. Core business revenue from financial services accounted for 83% of total sector revenue in the fourth quarter of 2008 compared to 63% in the fourth quarter of 2007.

•

Core telecommunications/technology sector revenue totaled $31.6 million in the fourth quarter of 2008, down 10% from $35.1 million in the fourth quarter of 2007, but was up 3% when measured on a constant currency basis. Production volume increased 8% from last year’s fourth quarter but the share of this sector’s business, which was produced at our lower-priced, offshore facilities, increased significantly in 2008, which led to the modest year-over-year revenue growth. The Company successfully expanded its base of business in this sector over the course of 2008 by capturing new or additional business from domestic and international clients for onshore and offshore delivery including home-based agents, which should lead to strong sector revenue growth in 2009.

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ICT GROUP REPORTS FOURTH QUARTER AND FULL YEAR 2008 RESULTS (CONT.)

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Core health care sector revenue totaled $11.3 million in the fourth quarter of 2008, down 25% from the 2007 fourth quarter, but up 2% sequentially. A reduction in call volumes for health insurance and prescription assistance programs caused the decline from 2007. However, we have seen growth in patient support programs for pharmaceutical clients and are ramping up our first patient scheduling program for a hospital chain that is seeking to improve efficiencies and reduce costs.

“Difficult economic and business conditions continued to lengthen sales cycles, which slowed even further in the 2008 fourth quarter,” Mr. Brennan noted. “Sales activity picked up markedly in early 2009 as pent-up demand from financial services and telecom/technology clients translated into annualized new business wins of $22 million signed in the November to January time frame. Most of these programs will begin to ramp-up in the 2009 second quarter.”

Full Year 2008 Results:

Core business revenue was $369.6 million, up 2% from full year 2007. On a constant currency basis, core business revenue was up 3% year-over-year. Core revenue production volume was 17.0 million hours in 2008, up 10% from 2007. Total revenue for full year 2008 was $428.2 million compared to $453.6 million in the previous year. The Company incurred a net loss of $23.3 million, or $1.47 per diluted share, which included restructuring charges of $8.7 million, non-cash impairment charges of $14.5 million and other charges of $835,000. Excluding these charges, ICT GROUP would have reported a net loss of $70,000.

Outlook:

ICT GROUP reported on several strategic initiatives in early January to position the Company for improved profitability in 2009. In addition to streamlining operations to focus on its core services, the Company announced plans to extend its U.S. right-shore delivery strategy to its European and Australian operations.

The Company currently expects its core business revenue for the 2009 first quarter to be relatively flat with the $89.9 million achieved in last year’s first quarter but to be up 6% to 8% when measured on a constant currency basis. Total revenue for the quarter is expected to range from $92 to $96 million, down from $108.7 million in last year’s first quarter driven by a 70% decline in revenue in

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ICT GROUP REPORTS FOURTH QUARTER AND FULL YEAR 2008 RESULTS (CONT.)

its non-core business, which it has exited or downsized as previously discussed, and the stronger U.S. dollar. Residual costs associated with the announced facility closings and layoffs, combined with substantial seasonal costs that are historically incurred in the first quarter is expected to result in a loss of $0.04 to $0.08 per diluted share for the first quarter of 2009. The Company does not expect to incur charges in the 2009 first quarter. However, to the extent charges are incurred, the loss per diluted share for the first quarter of 2009 would be affected.

“Despite the economic uncertainties ahead, we believe that ICT GROUP is solidly positioned to achieve significant operating leverage in 2009 through increased productivity and greater workstation utilization and the expected decline in SG&A costs as a percentage of revenue beginning in the second quarter. Excluding the negative foreign currency impact, which we project at approximately $20 million, we expect that core business revenue will increase 8% to 10% in 2009, on core production volume growth of 10% to 12%. We plan to achieve these results by leveraging existing client relationships, utilizing our offshore resources to support international as well as U.S.-based clients while minimizing capital expenditures,” Mr. Brennan said.

Conference Call:

The Company will hold a conference call today, Wednesday, February 25, 2009, at 9:00 a.m. ET. Investors may access the call by visiting the ICT GROUP website at www.ictgroup.com. If you are unable to participate during the live webcast, a replay of the call will be available on the website through March 4, 2009.

About ICT GROUP:

ICT GROUP, headquartered in Newtown, Pa., is a leading global provider of customer management and business process outsourcing solutions. The Company provides a comprehensive mix of customer care/retention, up-selling/cross-selling, technical support and database marketing as well as e-mail management, data entry, collections, claims processing and document management services, using its global network of onshore, near-shore and offshore operations. ICT GROUP also provides interactive voice response (IVR) and advanced speech recognition solutions as well as hosted Customer Relationship Management (CRM) technologies, available for use by clients at their own in-house facility or on a co-sourced basis in conjunction with the Company’s fully integrated contact center operations. To learn more about ICT GROUP, visit the Company’s website at www.ictgroup.com.

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ICT GROUP REPORTS FOURTH QUARTER AND FULL YEAR 2008 RESULTS (CONT.)

Important Cautionary Information Regarding Forward-Looking Statements:

This press release contains certain forward-looking statements relating to matters such as expected cost savings from expense reduction initiatives and projected revenue, gross margin and earnings. The forward-looking statements involve assumptions and are subject to substantial risks and uncertainties. Whenever possible, forward-looking statements are preceded by, followed by or include the words “believes,” “expects,” “anticipates” or similar expressions, which speak only as of the date the statement is made. ICT GROUP assumes no obligation to update any such forward-looking statements. For such statements, ICT GROUP claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Actual events or results of operations, cash flows and financial condition of ICT GROUP may differ materially from those discussed in the forward-looking statements as a result of various factors, including without limitation, those discussed in ICT GROUP’s annual report on Form 10-K for the year ended December 31, 2007, and other documents, such as current reports on Form 8-K and quarterly reports on Form 10-Q filed by ICT GROUP with the Securities and Exchange Commission. Although ICT GROUP believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct and we undertake no obligation to update such expectations.

Important factors that could cause actual results to differ materially from ICT GROUP’s expectations, or that could materially and adversely affect ICT GROUP’s financial condition, may include, but are not limited to, the following, many of which are outside ICT GROUP’s control: customer demand for a client’s product or service, the client’s budgets and plans and other conditions affecting the client’s industry, interest and foreign currency exchange rates (including the effectiveness of strategies to manage fluctuations in these rates), a client invoking cancellation or similar provisions of the client contract, demand for labor and the resulting impact on labor rates paid by ICT GROUP, unanticipated labor difficulties, unanticipated contract or technical difficulties, identifying and opening planned contact centers within timeframes necessary to meet client demands, reliance on strategic partners, industry and government regulation affecting ICT GROUP or its clients, reliance on telecommunications and computer technology, general and local economic conditions, competitive pressures in ICT GROUP’s industry, the cost to prosecute, defend or settle litigation by or against ICT GROUP, judgments, orders, rulings and other developments in or affecting litigation by or against ICT GROUP, ICT GROUP’s capital and financing needs, changes in tax laws and regulation, ICT GROUP’s ability to integrate acquired businesses, terrorist attacks and the impact of war. These factors, as well as others, such as conditions in the securities markets and actual or perceived results or developments affecting companies in our industry, could affect the trading price of our common stock.

(Tables Follow)

ICT Group, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
REVENUE	$101,612	$112,506	$428,177	$453,621

OPERATING EXPENSES:
Cost of services	62,107	71,369	264,975	287,267
Selling, general and administrative	40,133	41,420	165,281	164,701
Restructuring charges	6,366	3,018	8,700	7,664
Asset impairments	14,512	—	14,512	—
Litigation costs	—	—	—	1,042

	123,118	115,807	453,468	460,674

Operating loss	(21,506)	(3,301)	(25,291)	(7,053)

Interest expense (income), net	109	(157)	(128)	(627)

Loss before income taxes	(21,615)	(3,144)	(25,163)	(6,426)
Income tax (benefit) provision	(244)	(193)	(1,878)	5,383

Net loss	$(21,371)	$(2,951)	$(23,285)	$(11,809)

Diluted loss per share	$(1.34)	$(0.19)	$(1.47)	$(0.75)

Shares used in computing diluted loss per share	15,917	15,792	15,850	15,773

Reconciliation of Income Before Income Taxes to Adjusted Net Income to Eliminate

the Effect of Charges Related to Restructuring, Asset Impairments and Other Charges

(Unaudited)

Adjusted Results of Operations:
Loss before income taxes	$(21,615)	$(3,144)	$(25,163)	$(6,426)
Addback:
Restructuring charges	6,366	3,018	8,700	7,664
Asset impairments	14,512	—	14,512	—
Other charges:
Government grant adjustment	1,625	(835)	835	(835)
Litigation costs	—	—	—	1,042
Client claim	—	398	—	398
Writeoff of M&A advisory costs	—	257	—	257
Other exit activities	—	344	—	344

Adjusted income (loss) before income taxes	888	38	(1,116)	2,444
Adjusted income tax benefit	(93)	(350)	(1,046)	(414)

Adjusted net income (loss)	$981	$388	$(70)	$2,858

Adjusted earnings (loss) per share	$0.06	$0.02	$(0.00)	$0.18

Shares used in computing adjusted earnings (loss) per share	15,923	15,929	15,850	16,003

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ICT Group, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	December 31,
	2008	2007
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$31,283	$30,244
Accounts receivable, net	65,156	79,823
Other current assets	12,450	18,117

Total current assets	108,889	128,184

PROPERTY AND EQUIPMENT, net	57,841	70,658

OTHER ASSETS	11,476	26,758

	$178,206	$225,600

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable and other current liabilities	$47,784	$48,593

LONG-TERM DEBT	—	—

OTHER LIABILITIES	10,921	9,818

TOTAL SHAREHOLDERS’ EQUITY	119,501	167,189

	$178,206	$225,600

WORKSTATIONS AT PERIOD END	12,509	13,710

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Reconciliation of Free Cash Flow

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Cash Flow from Operating Activities:
Net Loss	$(21,371)	$(2,951)	$(23,285)	$(11,809)
Depreciation and Amortization	6,131	6,982	26,144	26,420
Other Non-cash Charges	15,549	(2,089)	17,639	3,906
Changes in Assets and Liabilities	10,815	11,716	6,593	9,021

Net Cash Provided by Operating Activities	11,124	13,658	27,091	27,538
Less Purchases of Property and Equipment	4,798	7,568	21,903	30,840

Free Cash Flow	$6,326	$6,090	$5,188	$(3,302)

ICT Group, Inc.

Core / Non-Core Revenue

$ in millions	Total Revenue					Core Business Revenue					Non- Core Business
	4Q08	3Q08	2Q08	1Q08	FY08	4Q08	3Q08	2Q08	1Q08	FY08	4Q08	3Q08	2Q08	1Q08	FY08
Financial	48.9	53.8	54.3	51.4	208.4	40.4	41.0	39.7	34.1	155.2	8.5	12.8	14.6	17.3	53.2
Telco/Tech	32.0	34.0	33.7	33.8	133.5	31.6	33.6	33.0	33.1	131.3	0.4	0.4	0.7	0.7	2.2
Health Care	11.3	11.1	12.3	13.9	48.6	11.3	11.1	12.2	13.8	48.4	—	—	0.1	0.1	0.2
Other	9.4	9.4	9.3	9.6	37.7	8.7	8.3	8.8	8.9	34.7	0.7	1.1	0.5	0.7	3.0

Total	101.6	108.3	109.6	108.7	428.2	92.0	94.0	93.7	89.9	369.6	9.6	14.3	15.9	18.8	58.6

	4Q07	3Q07	2Q07	1Q07	FY07	4Q07	3Q07	2Q07	1Q07	FY07	4Q07	3Q07	2Q07	1Q07	FY07
Financial	51.7	56.7	54.9	56.8	220.1	32.4	36.0	33.1	34.2	135.7	19.3	20.7	21.8	22.6	84.4
Telco/Tech	35.7	32.5	32.1	31.9	132.2	35.1	32.0	31.4	31.2	129.7	0.6	0.5	0.7	0.7	2.5
Health Care	15.1	13.3	14.6	17.1	60.1	15.0	13.4	14.6	17.1	60.1	—	—	—	—	—
Other	10.0	11.4	10.4	9.4	41.2	8.8	10.1	9.0	8.1	36.0	1.3	1.2	1.4	1.3	5.2

Total	112.5	113.9	112.0	115.2	453.6	91.3	91.5	88.1	90.6	361.5	21.2	22.4	23.9	24.6	92.1

% Variances	Total Revenue					Core Business Revenue					Non- Core Business
	4Q08	3Q08	2Q08	1Q08	FY08	4Q08	3Q08	2Q08	1Q08	FY08	4Q08	3Q08	2Q08	1Q08	FY08
Financial	-5%	-5%	-1%	-10%	-5%	25%	14%	20%	0%	14%	-56%	-38%	-33%	-23%	-37%
Telco/Tech	-10%	5%	5%	6%	1%	-10%	5%	5%	6%	1%	-33%	-20%	0%	0%	-12%
Health Care	-25%	-17%	-16%	-19%	-19%	-25%	-17%	-16%	-19%	-19%	n/a	n/a	n/a	n/a	n/a
Other	-6%	-18%	-11%	2%	-8%	-1%	-18%	-2%	10%	-4%	-46%	-8%	-64%	-46%	-42%

Total	-10%	-5%	-2%	-6%	-6%	1%	3%	6%	-1%	2%	-55%	-36%	-33%	-24%	-36%

NEWS RELEASE

ICT GROUP, INC.

800-799-6880

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